US_ACTIVE-108600284.3
WCSR 7135481v2

US SEISMIC SYSTEMS, INC.
AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT

13
US_ACTIVE-108600284.3

1
AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT
THIS AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT (the “Agreement”) is made as of ________ __, 2012, by and among US SEISMIC SYSTEMS, INC., a Delaware corporation (the “Company”), and each of the stockholders listed on Schedule A hereto, each person to whom the rights of a Stockholder (as defined below) are assigned pursuant to Section 7.1 and each person who hereafter becomes a signatory to this Agreement pursuant to Section 7.10 (each, a “Stockholder” and, collectively, the “Stockholders”).
RECITALS
WHEREAS, the Stockholders are parties to a Stockholders' Agreement dated as of February 23, 2010 (the “Prior Agreement”);
WHEREAS, the Prior Agreement has been amended pursuant to a Stock Purchase Agreement dated as of February 6, 2012 (the “SPA”), between the Company and Acorn Energy, Inc. (“Acorn Energy”) and the parties wish to further amend and restate the Prior Agreement in connection with their adoption of the US Seismic Systems, Inc. 2012 Stock Plan (the “2012 Plan”); and
WHEREAS, the Stockholders and the Company hereby agree that this Agreement shall govern the rights of the Stockholders to receive certain information from the Company, to participate in future equity offerings by the Company and certain other matters as set forth in this Agreement and that this Agreement shall supersede the Prior Agreement.

1.Definitions. For purposes of this Agreement:

“Affiliate” means with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any Person which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation any general partner, officer or director of such Person and any venture capital fund now or hereafter existing which is controlled by or under common control with one or more general partners or shares the same management company with such Person.

“Common Stock” means shares of the Company's common stock, $0.001 par value per share.

“Company Notice” means written notice from the Company notifying a selling Stockholder that the Company intends to exercise its Right of First Refusal as to some or all of the Transfer Stock with respect to any Proposed Transfer.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means U.S. generally accepted accounting principles.

“IPO” means the Company's first underwritten public offering of its Common Stock under the Securities Act.

“Management Stockholder” means a Stockholder currently employed in the management of the Company, for so long as such Stockholder is employed in such a capacity.
“Preferred Stock” means shares of the Company's Series A-1 Preferred Stock, $0.001 par value per share.
“Proposed Transfer” means any proposed assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of or any other like transfer or encumbering of any Stock (or any interest therein) proposed by any of the Stockholders; provided that Proposed Transfer shall not include any merger, consolidation or like transfer effected pursuant to a vote of the Stockholders of the Company.
“Proposed Transfer Notice” means written notice from a Stockholder setting forth the terms and conditions of a Proposed Transfer.
“Prospective Transferee” means any Person to whom a Stockholder proposes to make a Proposed Transfer.
“Right of Co-Sale” means the right, but not an obligation, of Acorn Energy or a Management Stockholder to participate in a Proposed Transfer on the terms and conditions specified in the Proposed Transfer Notice.
“Right of First Refusal” means the right, but not an obligation, of Acorn Energy or the Company, as the case may be, or his, her or its permitted transferees or assigns, to purchase some or all of the Transfer Stock with respect to a Proposed Transfer, on the terms and conditions specified in the Proposed Transfer Notice.
“Rights Agreement” means that certain Amended and Restated Investors Rights Agreement dated as of February 23, 2010, by and among the Company and Acorn Energy as the remaining parties thereunder.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Secondary Notice” means written notice from the Company notifying Acorn Energy that the Company does not intend to exercise its Right of First Refusal as to all shares of Transfer Stock with respect to any Proposed Transfer.
“Secondary Refusal Right” means the right, but not an obligation, of Acorn Energy to purchase Transfer Stock not purchased pursuant to the Company's Right of First Refusal, on the terms and conditions specified in the Proposed Transfer Notice.
“Stock” means Common Stock or Preferred Stock.
“Stockholder Stock” means any Stock now owned or subsequently acquired by any Stockholder or such Stockholder's permitted transferees or assigns.
“Transfer Stock” means shares of Stock subject to a Proposed Transfer.
2.Rights of Refusal and Co-Sale.
1.    Company Right of First Refusal. Each Stockholder hereby unconditionally and irrevocably grants to the Company a Right of First Refusal to purchase all or any portion of Transfer Stock that such Stockholder may propose to transfer in a Proposed Transfer, at the same price and on the same terms and conditions as those offered to the Prospective Transferee. Each Stockholder proposing to make a Proposed Transfer must deliver a Proposed Transfer Notice to the Company and Acorn Energy not later than 30 days prior to the consummation of such Proposed Transfer. Such Proposed Transfer Notice shall contain the material terms and conditions of the Proposed Transfer and the identity of the Prospective Transferee. The Company must exercise its Right of First Refusal under this Section 2.1 by giving a Company Notice to such selling holder of Stock within fifteen (15) days after delivery of the Proposed Transfer Notice.
2.    Secondary Refusal Right of Acorn Energy. Each Stockholder hereby unconditionally and irrevocably grants to Acorn Energy a Secondary Refusal Right to purchase the shares of Stockholder Stock not purchased by the Company pursuant to the Company's Right of First Refusal under Section 2.1, as provided in this Section 2.2. If the Company does not intend to exercise its Right of Refusal under Section 2.1 with respect to all Stockholder Stock subject to a Proposed Transfer, the Company must deliver a Secondary Notice to Acorn Energy to that effect no later than fifteen (15) days after the selling Stockholder delivers the Proposed Transfer Notice to the Company. To exercise its Secondary Refusal Right, Acorn Energy must deliver an Acorn Secondary Notice to the selling Stockholder and the Company within ten (10) days after the deadline for delivery of the Secondary Notice.
3.    Consideration; Closing. If the consideration proposed to be paid for the Transfer Stock is in property, services or other non-cash consideration, the fair market value of the consideration shall be determined in good faith by the Company's Board of Directors. If the Company or Acorn Energy cannot for any reason pay for the Transfer Stock in the same form of non-cash consideration, the Company or Acorn Energy may pay the cash value equivalent thereof, as determined by the Board of Directors. The closing of the purchase of Transfer Stock by the Company and/or Acorn Energy, as the case may be, shall take place, and all payments from the Company and/or Acorn Energy, as the case may be, shall have been delivered to the selling Stockholder by the later of (i) the date specified in the Proposed Transfer Notice as the intended date of the Proposed Transfer and (ii) forty-five (45) days after delivery of the Proposed Transfer Notice.

4.    Right of Co-Sale.
(a)If any Transfer Stock subject to a Proposed Transfer by a Stockholder is not purchased pursuant to Sections 2.1 and 2.2 above and thereafter is to be sold to a Prospective Transferee, Acorn Energy may elect to exercise its Right of Co-Sale and participate on a pro-rata basis in the Proposed Transfer on the same terms and conditions specified in the Proposed Transfer Notice. If Acorn Energy desires to exercise its Right of Co-Sale, it must give the selling Stockholder written notice to that effect within fifteen (15) days after the deadline for delivery of Acorn Secondary Notice as described above, and upon giving such notice Acorn Energy shall be deemed to have effectively exercised the Right of Co-Sale.
(b)Upon timely exercising its Right of Co-Sale by delivering the written notice provided for above in Section 2.4(a), Acorn Energy may include in the Proposed Transfer all or any part of its Common Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Stockholder Stock subject to the Proposed Transfer (excluding shares purchased by the Company pursuant to the Right of First Refusal of the Company) by (ii) a fraction, the numerator of which is the number of shares of Stock owned by Acorn Energy immediately before consummation of the Proposed Transfer and the denominator of which is the total number of shares of Stock owned, in the aggregate, by all Stockholders immediately prior to the consummation of the Proposed Transfer. To the extent Acorn Energy exercises such right of participation in accordance with the terms and conditions set forth herein, the number of shares of Stock that the selling Stockholder may sell in the Proposed Transfer shall be correspondingly reduced.
(c)Acorn Energy shall effect its participation in the Proposed Transfer by delivering to the transferring Stockholder, no later than fifteen (15) days after Acorn Energy's exercise of the Right of Co-Sale, one or more stock certificates, properly endorsed for transfer to the Prospective Transferee, representing the number of shares of Stock that Acorn Energy elects to include in the Proposed Transfer.
(d)The terms and conditions of any sale pursuant to this Section 2.4 will be memorialized in, and governed by, a written purchase and sale agreement with customary terms and provisions for such a transaction.
(e)Each stock certificate Acorn Energy delivers to the selling Stockholder pursuant to subparagraph (c) above will be transferred to the Prospective Transferee against payment therefor in consummation of the sale of the Transfer Stock pursuant to the terms and conditions specified in the Proposed Transfer Notice and the purchase and sale agreement, and the selling Stockholder shall concurrently therewith remit to Acorn Energy the portion of the sale proceeds to which Acorn Energy is entitled by reason of its participation in such sale. If any Prospective Transferee or Transferees refuse(s) to purchase securities subject to the Right of Co-Sale from Acorn Energy exercising its Right of Co-Sale hereunder, no Stockholder may sell any Stock to such Prospective Transferee or Transferee unless and until, simultaneously with such sale, such selling Stockholder purchases all securities subject to the Right of Co-Sale from Acorn Energy.
(f)If any Proposed Transfer is not consummated within forty-five (45) days after receipt of the Proposed Transfer Notice by Acorn Energy or the Company, as the case may be, the Stockholder proposing the Proposed Transfer may not sell any of its Stock unless it first complies in full with each provision of this Section 2. The exercise or election not to exercise any right by Acorn Energy shall not adversely affect its right to participate in any other sales of Transfer Stock subject to this Section 2.4.
5.    Drag-Along Right. Notwithstanding any other provision of this Section 2:
(a)In the event that Acorn Energy owns more than fifty percent (50%) of the Company's issued and outstanding capital stock and Acorn Energy desires to accept a bona fide offer (a “Purchase Offer”) from any person or persons, other than an Affiliate or another Stockholder, to purchase all (a “Divestiture”) the shares of Stock then held by Acorn Energy, then Acorn Energy shall promptly deliver to each of the other Stockholders a written notice (the “Purchase Offer Notice”) stating Acorn Energy's intention to sell such shares pursuant to such Purchase Offer and setting forth the terms and conditions of such Purchase Offer, including, without limitation, the identity of the proposed purchaser and the amount and type of consideration to be paid therefor. The Purchase Offer Notice shall include a copy of any written offer, letter of intent, term sheet or contract of sale pertaining to the Purchase Offer.
(b) In connection with a Divestiture, if Acorn Energy owns more than fifty percent (50%) of the Company's issued and outstanding capital stock, it shall have the right (“Drag Along Right”) to require each other Stockholder to participate in such sale of Common Stock by Acorn Energy on the terms and conditions set forth in the Purchase Offer Notice (which shall be the same terms and conditions (on a per share basis) as are applicable to Acorn Energy's sale of shares of Common Stock to the proposed purchaser). Such Drag Along Right shall be exercisable by Acorn Energy including in its Purchase Offer Notice a statement to the effect that Acorn Energy elects to exercise its Drag Along Right in connection with the proposed sale. At any time prior to the closing of such sale, Acorn Energy may withdraw its election to exercise its Drag Along Right upon written notice to the Stockholders.
(c)The closing of the purchase and sale of any shares of Stock to be sold pursuant to the Drag Along Right shall occur concurrently with the closing of the sale of the shares of the Stock by Acorn Energy, which shall be a date not less than sixty (60) days after the giving of the Purchase Offer Notice. At any such closing, each Stockholder shall deliver to the purchaser a certificate or certificates representing the number of shares of Stock to be sold by such Stockholder, duly endorsed in blank or accompanied by a duly executed stock power in blank, with signatures duly guaranteed and all requisite stock transfer stamps affixed thereto. All Stockholders shall be treated equally under this Section 2.5. It shall be a condition of the obligation to sell under this Section 2.5 that all facts and circumstances and all material aspects of any transaction under this Section 2.5 shall be disclosed. The provisions of this Section 2.5 shall terminate upon an IPO.
6.    Effect of Failure to Comply.
(a)Any Proposed Transfer not made in compliance with the requirements of this Agreement shall be null and void ab initio, shall not be recorded on the books of the Company or its transfer agent and shall not be recognized by the Company. Each party hereto acknowledges and agrees that any breach of this Agreement would result in substantial harm to the other parties hereto for which monetary damages alone could not adequately compensate. Therefore, the parties hereto unconditionally and irrevocably agree that any non-breaching party hereto shall be entitled to seek protective orders, injunctive relief and other remedies available at law or in equity (including, without limitation, seeking specific performance or the rescission of purchases, sales and other transfers of Stock not made in strict compliance with this Agreement).
(b)If any Stockholder becomes obligated to sell any Stock to the Company under this Agreement and fails to deliver such Stock in accordance with the terms of this Agreement, the Company may, at its option, in addition to all other remedies it may have, send to such Stockholder the purchase price for such Stock as is herein specified and cancel on its books the certificate or certificates representing the Stock to be sold.
(c)If any Stockholder purports to sell any Stock in contravention of the terms of this Agreement (a “Prohibited Transfer”), the Company or Acorn Energy, as the case may be, in addition to such remedies as may be available by law, in equity or hereunder, is entitled to require the following actions of such Stockholder, and such Stockholder will be bound by the terms of such option:
(i)    If a Stockholder makes a Prohibited Transfer, Acorn Energy or the Company, as the case may be, who timely exercises its Right of First Refusal under Sections 2.1 and 2.2 may require such Stockholder, to sell to Acorn Energy or the Company, as the case may be, the number of shares of Stock that Acorn Energy or the Company, as the case may be, would have been entitled to purchase under Sections 2.1 and 2.2 had the Prohibited Transfer been effected pursuant to and in compliance with the terms of Sections 2.1 and 2.2.
In each case, the sale will be made on the same terms and subject to the same conditions as would have applied had the Stockholder not made the Prohibited Transfer, except that the sale (including, without limitation, the delivery of the shares or the purchase price, as the case may be) must be made within ninety (90) days after the Company or Acorn Energy, as the case may be, learns of the Prohibited Transfer, as opposed to the timeframe proscribed in Sections 2.1, 2.2, 2.3, 2.4, or 2.5 as the case may be. Such Stockholder shall also reimburse Acorn Energy and the Company, as the case may be, for any and all fees and expenses, including legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of Acorn Energy 's or the Company's, as the case may be, rights under Sections 2.1, 2.2, 2.3, 2.4, or 2.5 as the case may be.
7.    Assistance with Pledging of Interests. The rights of the Company and Acorn Energy under this Section 2 shall not pertain or apply to any pledge by Acorn Energy of its Stock which creates a mere security interest in such Stock. The Company shall consent to any pledging of Acorn Energy Stock and other matters customarily requested of Acorn Energy by Acorn Energy's lenders; provided that any pledge of Stock shall be contingent upon the pledgee providing a written instrument to the Company agreeing in writing that its lien is subject to the terms of this Agreement.
3.Exempt Transfers.
1.    Transfers to Affiliates, Etc. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Sections 2.1, 2.2 and 2.4 shall not apply: (i) in the case of Acorn Energy, upon a transfer by Acorn Energy to its stockholders, (ii) to a repurchase of Stock from Acorn Energy by the Company at a price no greater than that originally paid by Acorn Energy for such Stock and pursuant to an agreement containing vesting and/or repurchase provisions approved by a majority of the Board of Directors, (iii) to the sale or transfer of Stock between Acorn Energy and its respective Affiliates or (iv) in the case of any Stockholder other than Acorn Energy, to any transfer of Stock to the ancestors, descendants (including descendants by adoption), siblings, spouse or domestic partner of such Stockholder (the “Permitted Transferees”), to a custodian, executor, or other fiduciary for the account of such Stockholder or his Permitted Transferees, or to a trust of which such Stockholder and/or such Permitted Transferees are the trustees and/or beneficiaries (or from trust to such Stockholder or any of his Permitted Transferees); provided, however, that in the case of any transfer pursuant to clauses (i) through (iv) of this sentence, such transfer shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement; and provided further, notwithstanding any such permitted transfer, such transferred Stock shall remain Stock and Stockholder Stock for all purposes hereunder, and such transferee shall have all the rights, duties and responsibilities which were held by Acorn Energy or the transferring Stockholder, as the case may be, prior to such transfer (but only with respect to the securities so transferred to the transferee) for all purposes of this Agreement; provided, further, in the case of any transfer pursuant to clause (i), that such transfer is made pursuant to a transaction in which there is no consideration actually paid for such transfer; and provided, further, in the case of any transfer pursuant to clause (iv), that such transferring Stockholder shall have obtained the consent of the Board of Directors of the Company prior to such transfer.
2.    Public Offering. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the sale of any Stock to the public in an IPO, and the provisions of Section 2 shall terminate and be of no further force or effect upon (a) the consummation of the IPO or (b) the Company first becoming subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, whichever event shall first occur.
4.Board of Directors.
(a)Each Stockholder agrees to vote all of his, her or its shares of voting securities in the Company, whether now owned or hereafter acquired or which such Stockholder may be empowered to vote, from time to time and at all times, in whatever manner shall be necessary to ensure that, at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, (i) at least two of the members of the Board of Directors shall be individuals each of whom is then an officer or senior-level management employee of the Company and (ii) a majority of the total number of directors comprising the Board of Directors shall be designated by Acorn Energy. The parties hereto hereby agree that (i) in addition to any quorum requirements under the certificate of incorporation or bylaws of the Company, at least two (2) of the directors designated by Acorn must be present (whether in person or by means of conference telephone or other communications equipment as provided under the Company's bylaws) in order for the meeting to be considered duly convened and (ii) approval of any matter at a meeting of the Board of Directors shall require an affirmative vote of at least one (1) of the directors designated by Acorn.
(b) Each authorized committee of the Board shall include at least one director elected by Acorn Energy.
(c) The Company will reimburse non-employee directors for all reasonable out-of-pocket expenses incurred in attending board and committee meetings.
5. 2012 Plan. Notwithstanding the foregoing or anything to the contrary herein, the provisions of Section 2 shall not apply to the issuance of options under the 2012 Plan, provided; that (i) the total shares of Common Stock available for issuance under the 2012 Plan will be 1,180,000 (subject to adjustment for stock splits, stock dividends and other similar recapitalizations as provided in such 2012 Plan); and (ii) the option pool under the 2012 Plan shall not be increased without Acorn Energy's written consent. Any options issued under the 2012 Plan shall vest in accordance with the terms of Section 6.2 below.
6.Additional Covenants.
1.    Employee Agreements. The Company will cause each person now or hereafter employed by it or any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a proprietary information, inventions, non-competition and non-solicitation agreement substantially in the form approved by the Board of Directors and reasonably satisfactory to Acorn Energy.
2.    Employee Vesting. Except with (a) the prior written consent of Stockholders holding shares representing a majority of the outstanding voting shares of Stock or (b) the approval by the Board of Directors of the Company, all future employees and consultants of the Company who shall purchase, or receive options to purchase, shares of the Company's capital stock following the date hereof shall be required to execute stock purchase or option agreements providing for vesting of shares over a four-year period with the first 25% of such shares vesting following 12 months of continued employment or services after the grant date of each such security, and the remaining shares vesting in equal quarterly installments over the following 36 months. The issuance or transfer of any options to purchase shares of the Company's capital stock shall be contingent upon the holder or transferee becoming a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement, and thereafter such holder or transferee shall be deemed a “Stockholder” for all purposes hereunder.
3.    Successor Indemnification. In the event that the Company or any of its successors or assigns (a) consolidates with or merges into any other entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or substantially all of its properties and assets to any person or entity, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Company assume the obligations of the Company with respect to indemnification of members of the Board of Directors as in effect immediately prior to such transaction, whether in the Company's bylaws, Amended and Restated Certificate of Incorporation, or elsewhere, as the case may be.
4.    Transactions with Related Parties. The Company shall not enter into any business dealing, undertaking, contract, agreement, lease or other arrangement for the furnishing to or by the Company of goods, services or space or any other transaction with any Stockholder or any Affiliate of any Stockholder (an “Affiliate Contract”) and shall not take any action pertaining to the rights and obligations of the Company under such Affiliate Contract, without the approval of a majority of the disinterested members of the Company's Board of Directors.
5.    Actions Requiring Majority Stockholder Approval. Consent of the Stockholders holding a majority of the outstanding voting shares of Stock, shall be required for any action that (including by way of merger, consolidation, reclassification, reorganization or other similar event) creates, authorizes, or issues: (a) any class of stock or securities of the Company having any right, preference, privilege, power or priority superior to the Common Stock or (b) any individual debt or lease transaction resulting in an obligation to the Company in excess of (i) $50,000 if such transaction is not included in the then current operating budget for the Company approved by the Board of Directors, or (ii) $250,000 if such transaction is included in the then current operating budget for the Company approved by the Board of Directors.
6.    Actions Requiring Super-Majority Stockholder Approval. Consent of the holders of more than 67% of the outstanding voting shares of the Stock shall be required for any action that (including by way of merger, consolidation, reclassification, reorganization or other similar event):
(a)increases or decreases the number of authorized shares of any class of Stock or creates or authorizes any obligation or security convertible into shares of Stock,
(b)liquidates, dissolves or winds up the business and affairs of the Company or consents to any of the foregoing,
(c)amends or waives any provision of the certificate, incorporation, charter, by-laws or articles of the Company in a manner which adversely affects the holders of the Common Stock,
(d)acquires any other corporation or entity,
(e)adversely alters, affects or changes the rights, preferences, privileges, powers, or interests of, or the restrictions provided for the benefit of, the holders of the Common Stock,
(f)creates, authorizes shares of, or issues shares of any class or series of shares stock having any right, preference, privilege, power or priority on parity with the Common Stock,
(g)effects or authorizes any merger, recapitalization, reorganization, acquisition, consolidation, liquidation, winding up, or sale of all or substantially all of the assets of the Company,
(h)makes any loan or advance to, or own any stock or other securities of, any subsidiary or other corporation, partnership, or other entity unless it is wholly owned by the Company;
(i)makes any loan or advance to any person, including, any employee or director,
(j)guarantees any indebtedness except for trade accounts of the Company or any subsidiary arising in the ordinary course of business,
(k)makes any investment other than investments in prime commercial paper, money market funds, certificates of deposit in any United States bank having a net worth in excess of $100,000,000 or obligations issued or guaranteed by the United States of America, in each case having a maturity not in excess of two years, or
(l)enters into or causes the Company to be a party to any transaction with any director, officer or employee of the Company or any “associate” (as defined in Rule 12b-2 promulgated under the Exchange Act) of any such person or any Affiliate of the Company.
7.Termination of Covenants. The covenants set forth in this Section 6, shall terminate and be of no further force or effect upon (a) the consummation of the IPO or (b) the Company first becoming subject to the periodic reporting requirements of Sections 12(g) or 15(d) of the Exchange Act, whichever event shall first occur.
7.    Miscellaneous.
1.Transfers, Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
2.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.
3.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
4.Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.
5.Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified, two business days after deposit with a recognized international messenger service such as FedEx, UPS or DHL or three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the following address: (a) if to the Company, at the address set forth on the signature page of this Agreement (or at such other address as the Company shall have furnished to the Purchasers in writing), attention of Chief Executive Officer and (b) if to a Stockholder, at the latest address of such person shown on the Company's records.
6.Amendments and Waivers. This Agreement may be amended or modified and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by stockholders of the Company who then own shares representing at least 50% of the outstanding Stock. Any amendment or waiver so effected shall be binding upon the Company, the Stockholders and all of their respective successors and permitted assigns whether or not such party, assignee or other stockholder entered into or approved such amendment or waiver. Notwithstanding the foregoing, this Agreement may not be amended or terminated and the observance of any term hereunder may not be waived with respect to any Stockholder without the written consent of such Stockholder unless such amendment, termination or waiver applies to all Stockholders, respectively, in the same fashion. The Company shall give prompt written notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

7.Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.
8.    Additional Stockholders. Notwithstanding anything to the contrary contained herein, if the Company shall issue additional shares of Stock or options under the 2012 Plan after the date hereof, the Company's issuance to any purchaser of such shares of Stock or recipient of stock options shall be contingent on such purchaser or option holder becoming a party to this Agreement by executing and delivering an additional counterpart signature page to this Agreement and thereafter such purchaser shall be deemed a “Stockholder” for all purposes hereunder.
9.Entire Agreement. This Agreement (including the Exhibits hereto, if any) and the other Transaction Agreements (as defined in the Purchase Agreement) constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.
10.Transfers of Rights. Each Stockholder hereto hereby agrees that it will not and may not assign any of its rights and obligations hereunder, unless such rights and obligations are assigned by such Stockholder to (a) any person or entity to which Stock is transferred by such Stockholder or (b) to any Affiliate of such Stockholder, and, in each case, such transferee shall be deemed a “Stockholder” for purposes of this Agreement; provided that such assignment of rights shall be contingent upon the transferee providing a written instrument to the Company notifying the Company of such transfer and assignment and agreeing in writing to be bound by the terms of this Agreement or such transfer or assignment shall be void.
11.Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.
12.Effectiveness. This Agreement shall be effective upon execution by the parties hereto and, upon such effectiveness, shall supersede in its entirety the Prior Agreement.
13.Legend on Stock Certificates. Each certificate representing shares of Stock issued on and after the date hereof shall bear a legend substantially in the following form:
“THE SALE, TRANSFER, ASSIGNMENT, PLEDGE OR ENCUMBRANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A STOCKHOLDERS' AGREEMENT BY AND AMONG THE ISSUER OF THIS SECURITY AND CERTAIN HOLDERS OF THE STOCK OF SUCH CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE CORPORATION AT ITS PRINCIPAL EXECUTIVE OFFICE.”

[Remainder of page intentionally left blank; signature pages follow.]
SIGNATURE PAGE TO US SENSOR SYSTEMS, INC. STOCKHOLDERS' AGREEMENTWCSR 7135481v2
SIGNATURE PAGE TO US SEISMIC SYSTEMS, INC. AMENDED AND RESTATED STOCKHOLDERS' AGREEMENT
IN WITNESS WHEREOF, the parties have executed this Amended and Restated Stockholders' Agreement as of the date first above written.
US SEISMIC SYSTEMS, INC.

By:________________________________
James K. Andersen,
    President

ACORN ENERGY, INC.

By:________________________________
John A. Moore,
President & CEO

James K. Andersen

Eric L. Goldner

Gerald R. Baker

Agop Cherbettchian

Howard Wilkinson

Dan D. Tomlinson

WCSR 7135481v2

SCHEDULE A

STOCKHOLDERS

Stockholders

Acorn Energy, Inc.
4 W. Rockland Road
P.O. Box 9
Montchanin, Delaware 19710

James K. Andersen
1510 Brentford Ave.
Westlake Village, CA 91361

Gerald R. Baker
7740 Sausalito Ave.
West Hills, CA 91304

Agop Cherbettchian
808 5th Street, #6

Santa Monica, CA 90403

Eric L. Goldner
27521 Cunningham Dr.
Valencia, CA 91354

Dan D. Tomlinson
17342 Keswick St.
Northridge, CA 91325

Howard F. Wilkinson
6210 Melba Ave.
Woodland Hills, CA 91367